Exhibit 10.9 In connection with a review of director compensation in November 2024, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2025: • The base annual cash retainer payable to each director was maintained at $69,000 for 2025. • The value of the annual equity award grant to each director was increased by $6,000 for 2025, from $69,000 to $75,000. • The incremental annual cash retainer payable to: o the Chair of the Board was maintained at $50,000 for 2025, with the total annual cash retainer staying at $119,000 to reflect no change in either the base annual cash retainer or the incremental annual cash retainer; o the Vice Chair of the Board was maintained at $25,000 for 2025, with the total annual cash retainer staying at $94,000 to reflect no change in either the base annual cash retainer or the incremental annual cash retainer; • The incremental annual cash retainer payable to Committee chairs for 2025 is set forth below* (all of which increased compared to the incremental cash retainers set for 2024): o the Chair of the Audit Committee will receive an incremental annual cash retainer of $17,500 for 2025, with the total annual cash retainer increasing from $84,000 to $86,500 to reflect the increase in incremental annual cash retainer; o the Chairs of the Human Capital and Compensation Committee, the Corporate Governance Committee, the Enterprise Risk Committee, and the Finance Committee will each receive an incremental annual cash retainer of $15,000 for 2025, with the total annual cash retainers increasing from $81,000 to $84,000 to reflect the increase in incremental annual cash retainer; and o the Chairs of the Credit Committee, the Public Policy and Corporate Social Responsibility Committee, and the Business Development and Business Strategy Committee will each receive an incremental annual cash retainer of $10,000 for 2025, with the total annual cash retainers increasing from $75,000 to $79,000 to reflect the increase in incremental annual cash retainer. * No director shall receive the supplemental retainer for being the Chair of a Committee if that individual is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chair of the Board. The Chair of the Board currently also serves as the Chair of the Corporate Governance Committee. The Vice Chair of the Board currently also serves as the Acting Chair of the Enterprise Risk Committee.